As filed with the Securities and Exchange Commission on  March 25, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CREDITRISKMONITOR.COM, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	704 Executive Boulevard, Suite A Valley Cottage, New York 10989 (845) 230-3000	36-2972588
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(IRS Employer Identification Number)

2020 Long Term Incentive Plan
(Full Title of the Plan)

Steven Gargano
Chief Financial Officer
CreditRiskMonitor.com, Inc.
704 Executive Boulevard, Suite A
Valley Cottage, New York 10989
Telephone: (845) 230-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
F. Mark Reuter, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio  45202
Telephone:  (513) 579-6469
Facsimile:  (513) 579-6457

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emergency growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share issuable under the 2020 Long Term Incentive Plan	1,000,000 Shares	$2.40	$2,400,000	$262

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover additional shares of common stock, par value $0.01 per share (“Common Stock”), of CreditRiskMonitor.com, Inc. (the “Registrant”) to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the CreditRiskMonitor.com, Inc. Long Term Plan or otherwise.

(2)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on the OTC Markets as of March 19, 2021

(3)	Pursuant to General Instruction E to Form S-8, the registration fee has been calculated solely with respect to the 1,000,000 shares of Common Stock being registered hereby.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted and exercised.
2

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by CreditRiskMonitor.com, Inc. (the “Company” or “Registrant”) for the purpose of registering 1,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), that are reserved for issuance in respect of grants made or upon exercise of options granted under the Company’s 2020 Long Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b), or additional information about the Plan are available without charge by contacting:

Mr. Steven Gargano, Chief Financial Officer
CreditRiskMonitor.com, Inc.
704 Executive Boulevard, Suite A
Valley Cottage, NY 10989
(845) 230-3000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on March 25, 2021; and

2.
The description of the Company’s Common Stock contained in the Definitive Registration Statement on Form SB-2, dated May 13, 1999, including any amendments thereto or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the Common Stock offered hereby will be passed upon for the Registrant by Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202.  Attorneys of Keating Muething & Klekamp PLL participating in matters relating to this Form S-8 own no shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers

The Company’s Articles of Incorporation limit, to the maximum extent permitted by the Nevada Revised Statutes (“Nevada Law”), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors.  The Company’s By-Laws provide that the Company shall indemnify its officers, directors and their agents to the fullest extent permitted by Nevada Law, and may provide for the advancement of expenses in defending any action, suit or proceeding in advance of its final disposition, subject to delivery by an officer or director, if required by Nevada Law, of an undertaking to repay such advances if it is ultimately determined that the indemnitee is not entitled to indemnification for such expenses.  Section 78.7502 of the Nevada Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  Nevada Law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Company’s Articles of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

The Company currently does not have separate agreements of indemnification or advancement of expenses with its directors and officers. The Company has a directors’ and officers’ insurance policy in the amount of One Million Dollars ($1,000,000) payable to the directors, officers or the Company as indemnification for certain damages or the advancement of defense costs in the event legal action is brought against any of them for alleged wrongful acts.

The foregoing discussion is necessarily subject to the complete text of the statute, the Articles of Incorporation, the By-Laws, and the policy of insurance, each of which is qualified in its entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits*

Exhibit 4.1	CreditRiskMonitor.com, Inc. 2020 Long Term Incentive Plan

Exhibit 5.1	Opinion of Keating Muething & Klekamp PLL

Exhibit 23.1	Consent of CohnReznick LLP

Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (included in the signature page)

* All Exhibits filed herewith unless otherwise indicated

Item 9.	Undertakings

(a)        The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)       The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valley Cottage, New York, on March 25, 2021.

CREDITRISKMONITOR.COM, INC.

By: /s/ Jerome S. Flum
Jerome S. Flum
Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints Jerome S. Flum and Steven Gargano, and each of them acting individually, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jerome S. Flum	Chairman of the Board and Chief Executive Officer	March 25, 2021
Jerome S. Flum

/s/ Steven Gargano	Chief Financial Officer	March 25, 2021
Steven Gargano	(Principal Financial and Accounting Officer)

/s/ Andrew J. Melnick	Director	March 25, 2021
Andrew J. Melnick

/s/ Joshua M. Flum	Director	March 25, 2021
Joshua M. Flum

/s/ Richard A. Lippe	Director	March 25, 2021
Richard A. Lippe